Exhibits 5.1 and 23.4

September 28, 2005

CNX Gas Corporation

1800 Washington Road

Pittsburgh, PA 15241

Ladies and Gentlemen:

This opinion is being furnished to you in connection with the Registration Statement on Form S-1, as amended (Registration No. 333-127483) (the “Registration Statement”), filed by CNX Gas Corporation, a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to 27,936,667 shares of the Company’s Common Stock, $0.01 par value (the “Shares”). All of the Shares are being registered by the Company on behalf of the holders of the Shares.

As special counsel for the Company, we have examined such corporate records, certificates, other documents, and questions of law as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

We express no opinion as to the applicability or compliance with or effect of federal law or the law of any other jurisdiction other than the General Corporation Law of Delaware.

Based on the foregoing, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Validity of Shares” in the prospectus contained therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

This opinion has been prepared for your use in connection with the possible resale of the Shares, and speaks as of the date hereof. We assume no obligation to advise of you any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinions expressed herein.

It is understood that this opinion is to be used only in connection with the resale of the Shares by the selling stockholders named in the Registration Statement while the Registration Statement is in effect.

Very truly yours,

BUCHANAN INGERSOLL PC

By: /s/    Jeremiah G. Garvey